Exhibit 10.18
July 21, 2011

Patricia Hume
9 Braddock Park, Unit 3
Boston, MA 02116

Dear Pat,

We are pleased to offer you the position of Vice President of Sales with Convio, Inc. reporting to Gene Austin. As a VP of Sales, you will receive a base salary of $20,000 per month, payable in accordance with the Company's regular payroll practices. Your base salary will be subject to statutory deductions and withholdings. At plan, your bonus incentive target will be $260,000 annually.  If earned, this incentive will be paid quarterly at the end of each fiscal quarter. The criteria against which the bonus opportunity will be measured shall be determined by the CEO, subject to approval by the Board of Directors.

Subject to approval by the Company's Board of Directors, you will be granted an option to purchase 75,000 shares of the Company's common stock and be granted 25,000 RSU's. The shares will be subject to the provisions of the company's stock option agreement plan. The shares will vest over four years according to the following vesting schedule: The options will vest 25% after the end of your first year of employment, and thereafter at 1/36th per month for the next three years, and are subject to the Convio Standard Stock Option Plan. The option strike price will be determined by the Board of Directors at the meeting at which your options are approved. The RSUs will be subject to the provisions of the restricted stock unit agreement.  The units will vest over four years in four equal annual installments beginning on the one year anniversary of the vesting commencement date.

As an employee of the Company you will be eligible to enroll in the Company's benefit programs as they are established from time to time. If you should have any specific questions regarding our current benefit programs, please feel free to call Jen Verzal or Angie McDermott in Human Resources.

In the event Convio is acquired within the two years of the commencement of your employment and your employment is terminated in connection with such acquisition or within 12 months thereafter,  your option and RSU - vesting would accelerate to such number of shares that would have been vested as of the second anniversary of your employment.

The Company is an at-will employer, which means that your employment with the Company is for no specific period of time and may be terminated by the Company or you at any time, with or without prior notice and with or without cause. This is the full and complete agreement between you and the Company with respect to this term of employment, and it supercedes any prior representations or agreement, whether written or oral, concerning your term of employment with the Company. The at-will nature of your employment may only be altered by written agreement signed by the Chief Executive Officer.

In the event your employment is terminated without Cause, the Company will provide a six month severance payment based on your then-current base salary provided you sign a general release of known and unknown claims in form satisfactory to the Company and resign from all your positions with the
Company.

"Cause" shall mean (a) fraud or illegal acts; (b) material violation of any agreements between you and the Company, including your confidential information and inventions agreement with the company; or (c) a material failure to perform your job function to a reasonable standard after notice of such failure to you by the CEO and have had a 15 business-day period to cure such failure.

Your employment pursuant to this offer is contingent upon a start date of August 8, 2011 or another mutually agreed upon date, the completion of a successful background check and your execution of the Company's

Confidentiality, Assignment and Non-Compete Agreement, which is attached hereto and upon its execution, is incorporated in this offer by this reference. Please review the attached Confidentiality, Assignment and Non-Compete Agreement as you will be required to execute it upon your first day of employment. You will also be required to provide the Company with legally acceptable proof of your identity and authorization to work in the United States within three (3) days of your start date, and your failure to do so will render this offer of employment void and unenforceable.
This letter, and the attachments hereto, sets forth the entire agreement between you and the Company regarding the terms of your employment with the Company and supersedes any prior representations, agreements, and understandings between you and any employee or representative of the Company whether written or oral. Any modification to this agreement, other than the provisions regarding at-will employment which may only be altered by written agreement signed by the Company's Chief Executive Officer, shall be in writing, signed by you and a duly authorized officer of the Company. This agreement shall be construed and interpreted in accordance with the laws of the state of Texas.

If this offer is acceptable to you, please sign one of the originals of this letter and return it to the Company. The second original is for your files. This offer is subject to satisfactory reference checks and on receiving your signed acceptance not later than the close of business on July 27, 2011.

If you have any questions regarding this offer letter, please call me at 512-652-7863. We look forward to having you join us at Convio, Inc.

Sincerely,

Angie McDermott
Convio, Inc.

By: /s/ Angie McDermott
Angie McDermott
Vice President, Human Resources

I have read and understand the terms of this offer letter and attached Confidentiality, Assignment and Non-Compete Agreement. As indicated by my signature below, I accept this employment offer as outlined above and agree to be bound by the attached Confidentiality, Assignment and Non-Compete Agreement upon its execution. No further commitments were made to me as a condition of employment.

/s/ Patricia R. Hume
Signature - Pat Hume

July 27, 2011
Date

August 8, 2011
Confirmed Start Date